OPTION AGREEMENT

                  OPTION AGREEMENT (the "Agreement"), dated as December 9, 1998, by and between Carson Products Company, a Delaware corporation (the "Seller"), and The Cutex Company, a Delaware corporation (the "Buyer").

                  WHEREAS, the Seller and the Buyer have entered into an Asset Purchase Agreement dated as of December 9, 1998 (the "Purchase Agreement"; capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement), which provides for, among other things, the purchase by the Buyer from the Seller of all of the Seller's right, title and interest in and to (I) all intellectual property relating to the CUTEX name for use in the United States and Puerto Rico (the "Territory") and certain related assets (including without limitation the intellectual property and certain related assets relating to the sale, distribution, packaging, manufacture and marketing of the Option Products (as defined below) (the "Option Business"), which intellectual property relating to the Option Business shall be licensed by the Buyer to the Seller pursuant to the License Agreement (as defined below) and
(II) the assets used in the business of selling, distributing, packaging, manufacturing and marketing CUTEX products in the Territory, including, without limiting the foregoing, nail polish remover products and nail care implement products (together, the "Transferred Products"), which Transferred Products do not, except as set forth in Section 1.1 of the Purchase Agreement, include the assets used by the Seller exclusively in the business of selling, distributing, packaging, manufacturing and marketing CUTEX nail enamel products and nail care treatment products in the Territory, which are being retained by the Seller (the "Option Products");

                  WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller and the Buyer are entering into a License Agreement (the "License Agreement") which permits the Seller to use certain intellectual property relating to the CUTEX name in connection with the Option Business following the Closing; and

                  WHEREAS, as a condition and inducement to the Buyer's willingness to enter into the Purchase Agreement and the License Agreement, the Buyer has required that the Seller agree, and the Seller has so agreed, to grant to the Buyer an option to purchase the Option Business on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Purchase Agreement, the parties hereto agree as follows:

                  1. Grant of Option. The Seller hereby grants the Buyer an irrevocable option (the "Option") to purchase all inventories of finished Option Products ("Inventories") owned by the Seller on the date of the Option Closing (as defined below) and the items set forth in clauses (ii), (iii), (ix), (x) and
(xi) of Section 1.1 of the Purchase Agreement to the extent they relate to the Option Products and the Option Business (together with the Inventories, the "Option Assets") in the manner and at the price provided for in Section 3 and
Section 4 below.

                  2. Exercise of Option. The Option may be exercised by the Buyer at any time following the date hereof and on or prior to June 9, 1999 (the "Option Period"); provided that if the Option cannot be exercised on the last day of the Option Period because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. In the event the Buyer wishes to exercise the Option, the Buyer shall deliver to the Seller a written notice (an "Exercise Notice") specifying that it wishes to purchase the Option Assets in accordance with the terms hereof. The closing of a purchase of the Option Assets (the "Option Closing") shall occur at a place, on a date and at a time agreed upon by the parties, but in no event more than ten (10) business days following delivery of the Exercise Notice subject to the receipt of all requisite consents and approvals and the satisfaction of all other conditions precedent set forth herein. The date on which the Option Closing takes place is herein called the "Option Closing Date". If the Buyer does not deliver an Exercise Notice prior to the close of business on the last day of the Option Period, the Option shall terminate and be of no further force or effect.

                  3. Further Assurances. During the Option Period, the Seller will afford the Buyer, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Option Assets in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the Buyer in connection with the Buyer's decision to exercise the Option. In the event that the Buyer delivers an Exercise Notice to the Seller, the parties agree to negotiate in good faith instruments of sale, transfer, conveyance, assignment, assumption and confirmation in order to transfer, convey and assign to the Buyer all of the Seller's right, title and interest in, to and under the Option Assets (the "Transfer Documents") and to execute and deliver all such further documents and instruments and to take all such further action as may be necessary to put the Buyer in actual possession and operating control of the Option Assets (including obtaining any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement). Without limiting the foregoing, the Seller will transfer and assign to the Buyer such Contracts, assets, properties and rights of the Seller and its Affiliates relating exclusively to the Option Business and the Option Products as the Buyer shall reasonably request in order to enable the Buyer to conduct such business in the same manner as the Seller. The Buyer shall not assume or agree to pay, perform or discharge or to indemnify the Seller or hold it harmless from any obligations not expressly assumed by the Buyer under the Transfer Documents (which shall be limited to obligations accruing with respect to periods after the Option Closing under the contracts that the Buyer agrees to assume and liabilities arising out of the Buyer's ownership or use of the Option Assets or the Option Business after the Option Closing). The Seller agrees to pay, perform and discharge, and agrees to indemnify the Buyer and hold it harmless from, all obligations and liabilities of the Seller except those that Buyer shall have expressly assumed under the Transfer Documents. If the Buyer shall purchase the Option Assets in accordance with the terms of this Agreement, from time to time and without additional consideration the Seller will execute and deliver, or cause to be executed and delivered, such additional or further bills of sale, endorsements, assignments, consents and other instruments as the Buyer may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including, but not limited to, the sale, conveyance, assignment, transfer and delivery of the Option Assets to the Buyer and the release of any and all claims, liens, charges, security interests and encumbrances with respect thereto.

                  4. Delivery of Inventory Statement; Payment of Closing Payment. (a) If the Buyer delivers an Exercise Notice to the Seller pursuant to
Section 2, the Seller shall, as soon as reasonably practicable prior to the Option Closing, deliver to the Buyer a statement (the "Inventory Statement") of the value of the Inventories as of the Option Closing Date determined in accordance with paragraph (e) below (the "Inventory Amount"), The Inventory Amount shall reflect a physical count of the Inventories conducted by the Seller and its representatives at the opening of business on the second business day prior to the Option Closing Date. The Buyer and its representatives shall have the right to observe the physical count of the Inventories, review all books, work papers and procedures in connection with the preparation of the Inventory Statement and perform any other reasonable procedures necessary to verify the accuracy thereof.

                  (b) At the Option Closing, the Buyer shall pay to the Seller, against delivery of Transfer Documents necessary or appropriate to sell, convey, assign, transfer and deliver to the Buyer good title to the Option Assets and to evidence the satisfaction of the conditions to the obligations of the Buyer hereunder, by wire transfer of immediately available funds to the Seller's account at the bank and account number which the Seller will provide to the Buyer at least three (3) days prior to the Option Closing, an amount equal to the Inventory Amount set forth in the Inventory Statement (the "Closing Payment").

                  (c) Unless the Buyer notifies the Seller in writing within 30 days after receipt of the Inventory Statement that the Buyer objects to the Seller's calculation of the Inventory Amount on the grounds that the Inventory Statement (i) was not prepared in accordance with this Section 4 and/or (ii) contained arithmetic or counting errors and specifies in reasonable detail the basis for such objection, the Inventory Statement shall become final and binding upon the parties. If the Buyer submits written objections to the Seller within such period, the Buyer and the Seller shall negotiate in good faith to resolve such objections during the 30-day period after the Seller's receipt of the Buyer's notice of objections. During such 30-day period, the Seller and its representatives shall have the right to review all books and work papers and procedures related to such notice of objections, the calculation thereof and basis therefor. If the Buyer and the Seller are unable in good faith to resolve such objections within such 30-day period, the disputed matters shall be submitted to a nationally recognized public accounting firm mutually agreed upon by the Buyer and the Seller to determine the Inventory Amount in accordance with paragraph (e) below (or, if the Buyer and the Seller are unable to agree upon a firm within five (5) days after the end of such 30-day period, then the Buyer and the Seller shall each select a nationally recognized public accounting firm and such firms shall jointly select a third nationally recognized independent accounting firm to resolve the disputed matters). The accounting firm selected in accordance with the previous sentence is referred to herein as the "Independent Accounting Firm". The decision of the Independent Accounting Firm shall be final and binding on the parties. The fees, costs and expenses of the Independent Accounting Firm shall be borne by the Buyer and the Seller in the inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted. After final determination of any disputes with respect to the Inventory Amount as set forth on the Inventory Statement, the parties shall have no further right to make any claims against each other with respect to any element of the calculation of the Inventory Amount.

                  (d) Within five (5) business days after the Inventory Amount has been finally determined in accordance with the paragraph (c), the excess of such amount over the amount of the Closing Payment, if any, shall be paid by the Buyer to the Seller, or the shortfall of such amount below the amount of the Closing Payment, if any, shall be paid by the Seller to the Buyer, as the case may be, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Option Closing Date to but excluding the date of payment. Such payment shall be made by wire transfer of immediately available funds by the Buyer or the Seller, as the case may be.

                  (e) For purposes of this Section 4, Inventory shall be valued at lower of market value or cost using the first-in, first-out method in accordance with generally accepted accounting principles consistently applied.

     5. Representations and Warranties of the Seller. (a) The Seller represents and warrants to the Buyer that (i) the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or any of the transactions contemplated hereby and (iii) this Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement or the other documents to be executed on the Option Closing Date by the Seller nor the consummation of the transactions contemplated hereby or thereby will:
(i) conflict with or violate any provision of the certificate or articles of incorporation or by-laws of the Seller, (ii) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Seller, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of any Lien pursuant to, any agreement or other instrument to which the Seller is a party or by which any of its assets are bound. No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be given, made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement.

                  (c) At the Option Closing, the Seller will transfer good title to the Option Assets, free and clear of all Liens.

     6. Representations and Warranties of the Buyer. (a) The Buyer represents and warrants to the Seller that (i) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or any of the transactions contemplated hereby and (iii) this Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement or he other documents to be executed on the Option Closing Date by the Buyer nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of the certificate or articles of incorporation or by-laws of the Buyer, (ii) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Buyer, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of any Lien pursuant to, any agreement or other instrument to which the Buyer is a party or by which any of its assets are bound. No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be given, made or obtained by the Buyer in connection with the execution, delivery or performance of this Agreement.

     7. Certain Covenants of the Parties.

                  (a) If the Buyer exercises the Option, effective as of the Option Closing Date, the license granted under the License Agreement shall terminate and shall cease to be of any further force or effect.

                  (b) The Seller shall indemnify, defend and hold harmless the Buyer Group against any and all Losses arising out of or resulting from, in connection with or otherwise with respect to (i) any breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or (ii) any liabilities or obligations of any kind to the extent arising out of or resulting from the operation or conduct of the Option Business through the close of business on the Option Closing Date.

                  (c) The Buyer shall indemnify, defend and hold harmless the Seller Group against any and all Losses arising out of or resulting from, in connection with or otherwise with respect to (i) any breach by the Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or (ii) any liabilities or obligations of any kind to the extent arising out of or resulting from the Buyer's operation or conduct of the Option Business, including, without limitation, in respect of returns of Option Products, following the close of business on the Option Closing Date.

                  (d) Any claims for indemnity by the Buyer Group or the Seller Group pursuant to paragraph (b) or (c) above, shall be made and resolved in accordance with the provisions of Section 8.2 of the Purchase Agreement.

                  (e) During the Option Period, neither Seller nor any affiliate of Seller shall, nor shall they permit any of their respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Buyer and its representatives) concerning any sale of any of the Option Assets (other than the sale of Inventory in the ordinary course) or any other transaction that would adversely impact Buyer's rights or Seller's obligations under this Agreement, or consummate any such sale or other transaction.

     8. License to Use Certain Trademarks and Trade Names.

                  (a) After the Option Closing Date, the Seller hereby permits and gives the Buyer a royalty-free, non-exclusive right and license in the Territory, solely in connection with the sale of Inventories, to use any name, logo, design, UPC Code and any other trademarks or service marks owned and used by the Seller which appear on Option Products which have been sold prior to the Option Closing Date and which are not part of the Intellectual Property ("Retained Trade Names"). The Seller hereby permits and gives the Buyer a royalty-free, non-exclusive right and license in the Territory to use the Retained Trade Names on new packaging materials produced by Buyer during the six-month period following the Option Closing Date for use in connection with the Option Products. The Seller hereby permits and gives the Buyer a royalty-free, perpetual, non-exclusive right and license in the Territory to use the Retained Trade Names on (i) any Inventory transferred to the Buyer pursuant to this Agreement, whenever produced, and (ii) any Inventory produced by Buyer during the six-month period following the Option Closing Date in accordance with the previous sentence.

                  (b) Except to the extent permitted pursuant to Section 8(a), the Buyer shall not use or permit the use of any of the Retained Trade Names in any manner. Following the Option Closing, the Seller will use commercially reasonable efforts to modify the equipment used to produce such packaging materials as soon as reasonably practicable to remove the Retained Trade Names from such equipment.

     9. Shipment of the Inventories. Within thirty (30) days after the Option Closing Date, the Buyer shall arrange for, at the Buyer's expense, the shipment of the Inventories from the Seller's facilities to the Buyer's designated facilities. Title and risk of loss with respect to the Inventories shall pass to the Buyer effective as of the close of business on the Option Closing Date.

     10. Sale of Components and Packaging. To the extent that AM Cosmetics Inc. ("AM") returns to the Seller components and packaging used by AM in the manufacture of nail products pursuant to the terms of the Manufacturing Agreement dated as of April 30, 1997 between AM and the Seller, for a period of six months following the Option Closing Date, if the Buyer so requests, the Seller will sell such components and packaging to the Buyer at the Seller's cost and on an as-needed basis. In the event that the Seller engages an alternative manufacturer in lieu of AM in connection with the manufacture of the Option Products, the provisions of this Section 10 shall apply with respect to such alternative manufacturer.

     11. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

     12. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

     13. Entire Agreement. This Agreement, the Purchase Agreement and the License Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     15. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

                               If to the Seller to:

                                          Carson, Inc.
                                          c/o Morningside Capital Group, L.L.C.
                                          One Morningside Drive North, Suite 200
                                          Westport, CT  06880
                                          Telephone No.:  (203) 226-7664
                                          Telecopy No.:  (203) 226-8011
                                          Attention:  Vincent A. Wasik
                                          and to:

                                          Carson Products Company
                                          P.O. Box 22309
                                          Savannah, GA  31403
                                          Telephone No.:  (912) 651-3808
                                          Telecopy No.:  (912) 651-3990
                                          Attention:  Robert W. Pierce
                                          with a copy to:

                                          Milbank, Tweed, Hadley & McCloy
                                          One Chase Manhattan Plaza
                                          New York, New York 10005
                                          Telephone No.: (212) 530-5000
                                          Telecopy No.: (212) 530-5219
                                          Attention: Lawrence Lederman, Esq.
                                          and Robert S. Reder, Esq.

                               If to the Buyer to:

                                          The Shansby Group
                                          250 Montgomery Street
                                          San Francisco, CA 94104
                                          Telephone No.: (415) 398-2500
                                          Telecopy No.: (415) 421-5120
                                          Attention:  Charles Esserman and
                                                      Don Stanners

                                          with a copy to:

                                          Vinson & Elkins L.L.P.
                                          2300 First City Tower
                                          1001 Fannin Street
                                          Houston, TX  77002-6760
                                          Telephone No.:  (713) 758-3820
                                          Telecopy No.:  (713) 615-5605
                                          Attention:  Mark Metts, Esq.

                                          and to:

                                          Medtech Laboratories, Inc.
                                          P.O. Box 1108
                                          Jackson, WY  83001
                                          Telephone No.:  (307) 739-8222
                                          Telecopy No.:  (307) 739-8225
                                          Attention:  Gary Downing

                                          with a copy to:

                                          Chambliss, Bahner & Stophel, P.C.
                                          1000 Tallan Building
                                          Two Union Square
                                          Chattanooga, TN  37402-2500
                                          Telephone No.:  (423) 756-3000
                                          Telecopy No.:  (423) 265-9574
                                          Attention:  Charles N. Jolly, Esq.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

     17. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     18.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     19. Expenses. Except as otherwise expressly provided herein or in the Purchase Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     20. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                         CARSON PRODUCTS COMPANY



                                         By: ___________________________
                                             Name:
                                             Title:



                                         THE CUTEX COMPANY



                                        By: ___________________________
                                            Name:
                                            Title: